ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is made as of May 7, 2004, by and among Critical Home Care, Inc., a Nevada corporation (the "Corporation"), John E. Elliott II ("Elliott"), Lawrence Kuhnert ("Kuhnert") and Nathan Neuman & Nathan, P.C. ("Escrow Agent"). Elliott and Kuhnert are hereinafter each referred to as a "Seller" and collectively referred to as the "Sellers".

                                 R E C I T A L S

     WHEREAS, Corporation and Sellers and others are parties to a certain Agreement and Plan of Merger dated May 7, 2004 ("Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, Sellers received a total of 21,300,000 shares of common stock of Corporation ("Merger Consideration") in exchange for all of their common stock in RDKA, Inc. ("RDKA");

     WHEREAS, pursuant to Section 2.2 of the Merger Agreement, a copy of which is attached hereto as Exhibit "A", Sellers agreed that 10,000,000 shares ("Escrowed Shares") of the Merger Consideration received by Sellers would be subject to forfeiture in the event that certain earnings targets were not achieved by RDKA, its subsidiary Arcadia Services, Inc., and its affiliate SSAC, LLC for the twelve month period ending March 31, 2006 and the twelve month period ending March 31, 2007;

     WHEREAS, Escrow Agent is willing to hold, administer and distribute the Escrowed Shares in accordance with the terms of this Agreement.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereby agree as follows:

     1. Appointment of Escrow Agent. Corporation and Sellers hereby appoint the Escrow Agent to serve as escrow agent and to hold, administer and distribute the Escrowed Shares as provided hereunder, and Escrow Agent agrees to act as the Escrow Agent and to perform the services required hereunder.

     2. Deposit of Escrowed Shares. Upon receipt of the Merger Consideration, each Seller shall deliver to Escrow Agent the number of Escrowed Shares set forth below, together with a Stock Power executed in blank. Escrow Agent agrees to hold, administer and distribute the Escrowed Shares in the manner set forth in this Agreement.

                  Seller                             # of Escrowed Shares

                  Elliott                                6,000,000

                  Kuhnert                                4,000,000

     3. Release of Escrowed Shares. The Escrow Agent shall release the Escrowed Shares to the Sellers or Company, as applicable, upon the delivery of any of the following written directions to Escrow Agent:

     (a) A joint written instruction executed by the Sellers and Corporation directing Escrow Agent to deliver to Sellers or Corporation, as applicable, all or such part of the Escrowed Shares specified in the written instruction, which written instruction shall be delivered to Escrow Agent at each of the following times:

          (i) within twenty (20) days following the completion of the financial audit of the Corporation for fiscal year 2005;

          (ii) within twenty (20) days following the completion of the financial audit for fiscal year 2006;

          (iii)at any time during if the Corporation's common stock price on the NASD OTC Bulletin Board (or any other stock exchange) is either (A) one dollar ($1.00) per share for thirty (30)
               consecutive trading days, or (B) the average closing price for the Corporation's common stock price for any forty-five (45) consecutive trading days is one ($1.00) per share;

     (b) A written instruction executed by the Sellers or Corporation, attaching a final and nonappealable order from a court of competent jurisdiction directing Escrow Agent to deliver to the Sellers or Company, as applicable, all or such part of the Escrowed Shares as is specified in the order.

     3. Shareholder Rights. Notwithstanding anything contained in this Agreement to the contrary, (i) all of the Escrowed Shares shall constitute issued and outstanding shares of Company stock, (ii) the Sellers shall be entitled to receive immediately (and not paid into escrow) any dividends payable with respect to such Escrowed Shares in the same manner as if such Escrowed Shares were not subject to this Agreement, and (iii) Sellers (or their authorized agent) shall have the right to vote the Escrow Shares on all matters required by law to be submitted or are otherwise submitted to the vote of the shareholders of the Company in the same manner as if such Escrowed Shares were not subject to this Agreement. If any dividends on the Escrowed Shares are paid over to the Escrow Agent, then the Escrow Agent shall promptly distribute such dividends to the Sellers on a pro rata basis.

     4. Transfer of Escrowed Shares. Sellers shall not have the right to sell, assign, transfer, or convey any part of the Escrowed Shares as long as such shares remain subject to this Agreement.

     5. Compensation. The Corporation shall pay the Escrow Agent the sum of $1,250 in consideration of the Escrow Agent's services hereunder. In addition, the Corporation shall pay or reimburse Escrow Agent for all reasonable expenses, disbursements and advances, including reasonable attorneys' fees, incurred by Escrow Agent in connection with carrying out its duties under this Agreement.

     5. Legal Counsel. Escrow Agent may employ such legal counsel and other experts as it reasonably may deem necessary to retain for advice in connection with its obligations hereunder, may rely upon the advice of such counsel or experts and may pay such counsel or experts reasonable compensation therefor.

     6. Resignation. Escrow Agent may resign from its duties hereunder at any time by giving written notice of such resignation to the Corporation and Sellers. The resignation shall be effective on the date specified by the Escrow Agent in the written notice, but in no event less than forty five (45) days after the giving of such notice. Promptly after such notice, a successor escrow agent shall be appointed by mutual agreement of Corporation and Sellers. Escrow Agent agrees to continue to serve until its successor accepts the escrow and receives the Escrowed Shares. If a successor Escrow Agent has not been appointed or has been appointed but has not accepted such appointment by the end of the 45-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys' fees that are incurred in connection with such proceeding shall be paid the Corporation.

     7. Liability. Escrow Agent undertakes to perform only such duties as are specifically set forth herein. The duties of Escrow Agent are intended to be purely ministerial in nature, and it shall not incur any liability whatsoever, except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or of any signature thereon and shall not have any liability for acting in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties. Escrow Agent, when acting or refraining from acting in good faith, shall be entitled to rely conclusively upon (i) any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so hereunder, and (ii) the advice of legal counsel retained by it. Corporation and Sellers jointly and severally agree to hold Escrow Agent (and each of its officers, directors, employees and agents) harmless from, and indemnify Escrow Agent (and each of its officers, directors, employees and agents) against, any loss, liability, expense (including, without limitation, reasonable attorneys' fees and expenses), claim, suit, action, or demand arising out of or in connection with the Escrow Agent's execution of this Agreement and the performance of Escrow Agent's obligations under this Agreement, except for any of the foregoing arising out of the gross negligence or willful misconduct of Escrow Agent. The foregoing indemnification obligations in this Section shall survive the resignation and substitution of Escrow Agent and the termination of this Agreement. The costs and expenses of enforcing these rights of indemnification shall also be paid by the Corporation.

     8. Controversies. If any controversy arises involving the Corporation, Sellers or any third person with respect to the subject matter of this Agreement, or if any situation not addressed under this Agreement arises or Escrow Agent is not directed how to act hereunder, Escrow Agent shall not determine the same or take any action with respect thereto, but shall await the final resolution of any such controversy, and in such event Escrow Agent shall not be liable for any damage incurred as a result of, or in connection with, such controversy. Furthermore, if in its sole, good faith judgment the Escrow Agent determines that it is confronted with conflicting demands with respect to the Escrowed Shares such that it risks incurring liability regardless of the action it takes or refrains from taking in connection with such demands, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Corporation shall pay all legal fees incurred by Escrow Agent in connection any such interpleader action.

     9. Discharge of Escrow Agent. Escrow Agent agrees that Corporation and Sellers may, by mutual written agreement at any time, remove Escrow Agent, and substitute therefor a bank or trust company, in which event, upon receipt of written notice thereof, payment by the Corporation of any accrued but unpaid fees due Escrow Agent and reimbursement of Escrow Agent's other fees and expenses, Escrow Agent shall deliver the Escrowed Shares to such substituted escrow agent, and Escrow Agent shall thereafter be discharged from all liability hereunder except for any liability resulting from Escrow Agent's willful misconduct or gross negligence.

     10. Notices. Any notice required or permitted to be given by any party under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) on the next business day after delivery to a nationally recognized overnight courier service, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address or facsimile number indicated below for such party or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt)

                  (a)      if to Corporation, addressed to

                           Critical Home Care, Inc.
                           762 Summa Avenue
                           Westbury, NY  11590
                           Attn:  President
                           Facsimile: (516) 997-7611

                  with a copy to:

                           Snow Becker Krauss P.C.
                           605 third Avenue
                           New York, NY  10158-0125
                           Attn:  Elliot H. Lutzker
                           Facsimile:  (212) 949-7052
                           Telephone: (212) 687-3860

                  (b)      if to Sellers, then to :

                           John E. Elliott and Lawrence Kuhnert
                           2709 Buckthorn Way
                           Naples, FL  34105
                           Facsimile: (239) 435-9666

                  with a copy to:

                           Kerr, Russell and Weber
                           Detroit Center
                           500 Woodward Avenue
                           Suite 2500
                           Detroit, MI  48226-3406
                           Attention:  Michael D. Gibson
                           Fax:  (313) 961-0388

(c)      if to Escrow Agent, then to:
                           Nathan Neuman & Nathan. P.C.
                           29100 Northwestern Hwy.
                           Franklin Center, Suite 260
                           Attention: Kenneth Nathan
                           Fax: (248) 351-0487


     11. Termination of Agreement. This agreement shall continue in force until all of the Escrowed Shares have been properly delivered to the Sellers or Corporation, as applicable.

     12. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the persons, firm or corporation may require in the context thereof.

     13. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Michigan without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     14. Counterparts. This Agreement may be executed in any number of counterparts and facsimile signatures, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     15. Amendments and Waivers. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Corporation, Sellers and Escrow Agent. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     IN WITNESS WHEREOF, the parties hereto have signed this Escrow Agreement as of the date first above written.


                       "CORPORATION":

                        CRITICAL HOME CARE, INC.



                        By: /s/David Bensol
                        -------------------

                        Name: David Bensol
                        Title:President


                        "SELLERS"


                       /s/ John E. Elliott, II
                       -----------------------
                        John E. Elliott, II

                      /s/  Lawrence Kuhnert
                      ---------------------
                        Lawrence Kuhnert


                        "ESCROW AGENT"

                        /s/Robert B. Nathan
                        -------------------
                      By:  Robert B. Nathan
                      ts:  President

                                   EXHIBIT "A"
                         SECTION 2.2 OF MERGER AGREEMENT

     2.2 Escrow of Parent Common Stock Received by Shareholders. Elliott and Kuhnert agree to escrow a total of 10,000,000 shares of Parent Common Stock received by them in connection with the Merger, on a pro rata basis ("Escrow Shares"). The Escrow Shares shall be released from escrow upon the Company meeting the following milestones:

     (a) Fiscal 2006 EBITDA. Fifty percent (50%) of the Escrow Shares will be released within thirty (30) days following the completion of the audit for the twelve (12) month period ending March 31, 2006 ("Fiscal 2006") if the Company meets an "Adjusted EBITDA" of $9.7 Million for Fiscal 2006. "Adjusted EBITDA" for purposes of this Section 2.2 shall be determined as set forth in Schedule 2.2a.

     (b) Fiscal 2007 EBITDA. The remaining fifty percent (50%) of the Escrow Shares will be released from escrow upon Company meeting Adjusted EBITDA of $12.5 Million for the twelve (12) month period ending March 31, 2007 ("Fiscal 2007").

     (c) Alternative Release of Escrow Shares. As an alternative to the release of Escrow Shares set forth in the previous two Subsections, all Escrow Shares shall be released in 2007, within thirty (30) days of completion of the audit for Fiscal 2007, if Company obtains a combined Adjusted EBITDA for Fiscal 2006 and Fiscal 2007 of $22.2 Million or greater.

     (d) Debt to EBITDA Ratio. For any of the Escrow Shares to be released pursuant to Subsections 2.2a. or 2.2b., the Debt (as defined on Schedule 2.2d.) to Adjusted EBITDA ratio for the Company must be 2.00 or less for Fiscal 2006, and 2.00 or less for Fiscal 2007. For this purpose, Debt shall only include the outstanding debt obligations owed by the Company (and its subsidiaries on a consolidated basis) to Comerica Bank (or its successor).

     (e) Failure to Reach Adjusted EBITDA Numbers. If Company fails to reach the Adjusted EBITDA numbers set forth in Subsections 2.2a. and 2.2b., then, subject to Subsection 2.2f., the Shareholders will forfeit in 2007 the applicable amount of Escrow Shares within sixty (60) days of completion of the audit for Fiscal 2007, unless the provisions of Subsection 2.2c. apply.

     (f) Additional Means of Obtaining Escrow Shares. Notwithstanding anything in this Agreement or otherwise to the contrary, Elliott and Kuhnert will receive, on a pro rata basis, 2,000,000 of the Escrow Shares if Parent's Common Stock price on the NASD OTC Bulletin Board (or any other exchange) at any time between the Closing Date and sixty (60) days after completion of the audit for Fiscal 2007 is either (i) at least one dollar ($1.00) per share for thirty (30) consecutive trading days; or (ii) the average closing price for any forty-five (45) consecutive trading days is at least one dollar ($1.00) per share. This provision shall apply even if the Adjusted EBITDA targets and Debt to Adjusted EBITDA ratios discussed above are not met in Fiscal 2006 and/or Fiscal 2007.

     (g) Rights with Respect to Escrow Shares while in Escrow. Notwithstanding anything contained in this Agreement to the contrary, (i) all of the Escrow Shares shall constitute issued and outstanding shares of Parent Common Stock, (ii) the Shareholders shall be entitled to receive immediately (and not paid into escrow) any dividends payable with respect to the Escrow Shares in the same manner as if such Escrow Shares were not subject to this Agreement and (iii) the Shareholders of the Escrow Shares (or their authorized agent) shall have the right to vote the Escrow Shares on all matters required by law to be submitted or are otherwise submitted to the vote of the shareholders of the Parent in the same manner as if such Escrow Shares were not subject to this Agreement.